FOR IMMEDIATE RELEASE

Agilysys Appoints Two New Senior Executives to Lead
Technology and Marketing Initiatives

New Chief Technology Officer and Vice President of Marketing Bolster Company’s Technology Development and Global Product Market Awareness Efforts

ALPHARETTA, GA. — March 23, 2018 — Agilysys, Inc. (Nasdaq: AGYS) (the “Company”), a leading global provider of next-generation hospitality software solutions and services, today announced two new senior executive appointments. Dr. Prabuddha Biswas has been appointed Chief Technology Officer (CTO), effective April 19. Dr. Biswas assumes the CTO role from Larry Steinberg who recently informed the Company that he is leaving to pursue other opportunities. In addition, Heather Varian Foster has been named Vice President of Marketing, a new position at Agilysys, effective March 29.

Dr. Biswas brings over 30 years of successful software development and innovative technology leadership to his new role at Agilysys. He is currently based in Seattle, WA and will work from the Company’s Bellevue, WA technology center and report directly to Agilysys President and Chief Executive Officer, Ramesh Srinivasan. His direct responsibilities include leadership and oversight of the Company’s technology vision and strategy, along with research and development for its next generation rGuest platform hospitality solutions, among various other responsibilities.  In his prior roles, Dr. Biswas led transformational development teams at some of the world’s leading enterprise software brands including Oracle, Amazon and VMware. Dr. Biswas will join Agilysys from Alert Logic, one of the nation’s leading cloud security providers, where he is CTO. At Alert Logic he led the transformation of their core security incident detection engine to leverage machine learning and heuristics, introduced innovative detection capabilities, and led the effort to revamp the tools used to analyze security incidents. Dr. Biswas holds a PhD in Electrical and Computer Engineering from the University of Massachusetts, Amherst.

Heather Foster brings to her new role at Agilysys more than 20 years of marketing vision and execution experience across product marketing, go-to-market, content marketing, public relations, demand generation, and social media at fast-growing technology companies. Ms. Foster will be based at the Company’s Alpharetta, GA headquarters and report directly to Mr. Srinivasan. She will have direct oversight of the Company’s global marketing initiatives, including defining, strategic execution, and best practice processes to drive brand visibility and market growth for Agilysys’ leading hospitality solutions. Most recently, Ms. Foster served as Vice President, Marketing at Worldpay US, a subsidiary of Worldpay Group plc, and a provider of local in-store, online, and mobile payment acceptance solutions for the U.S.-based merchants. Prior to Worldpay US, Ms. Foster held senior leadership marketing roles at companies including KnowledgeStorm, ControlScan and StrataCloud. Ms. Foster has a B.A. in History from Georgia Southern University.

Ramesh Srinivasan commented on the new additions to the senior management team, “Prabuddha brings to Agilysys a terrific track record of success in providing technology innovation and thought leadership to a number of leading global enterprise software organizations. Across his entire career, Prabuddha has, time and again, successfully led development efforts around innovative solutions to address important market needs. We look forward to working with him as we continue the development efforts for our rGuest Platform based solutions that will enable Agilysys to provide the kind of future-proof Cloud SaaS-based software solutions that will help our customers achieve significantly improved guest experiences and loyalty levels.

“Throughout her highly accomplished career, Heather has demonstrated tremendous success in formulating and executing on clearly defined strategies for increasing brand awareness, product acceptance and customer engagement for innovative and effective software technology solutions. Heather has had great positive impact leading various marketing initiatives in multiple high growth technology companies. She will play a crucial role in helping us accelerate our growth across the globe.

“We are thrilled to have attracted such talented, experienced and successful executives to our team.”

Commenting on Larry Steinberg’s departure, Mr. Srinivasan added, “We are sorry to see Larry Steinberg leave. We are grateful for his many years of all-round service, including providing us with an outstanding strategic vision for our future through the creation and development of the hospitality software solutions based on the Cloud-SaaS-based rGuest Technology Platform. We thoroughly enjoyed working with Larry and wish him continued success in all his future personal and professional endeavors.”

About Agilysys
Agilysys is a leading technology company that provides innovative software and services for point-of-sale (POS), property management (PMS), reservation and table management, inventory and procurement, workforce management, analytics, document management, and mobile and wireless solutions exclusively to the hospitality industry. Our products and services allow operators to streamline operations, improve efficiency and understand customer needs across their properties to deliver a superior overall guest experience. The result is improved guest loyalty, growth in wallet share and increased revenue as they connect and transact with their guests based upon a single integrated view of individual preferences and interactions. We serve four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Corporate Foodservice Management; and Restaurants, Universities, Stadia and Healthcare.

Agilysys operates across North America, Europe, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information, visit www.agilysys.com.

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Contacts:

Media
Robert Shecterle, Agilysys, Inc., 770-810-6046, Robert.Shecterle@agilysys.com

Investors
Richard Land, Norberto Aja or Jim Leahy, JCIR, 212-835-8500, agys@jcir.com